Exhibit 10.2
FIRST AMENDMENT
TO
SECURITIES PURCHASE AGREEMENT
     This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made and entered into this 3rd day of April, 2009, by and between Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and Young Energy Prize S.A., a Luxembourg corporation (the “Investor”).
     WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement dated as of February 9, 2009 (the “Purchase Agreement”);
     WHEREAS, Section 7.5 of the Purchase Agreement provides that no provision of the Purchase Agreement may be amended except in a written instrument signed by the Company and the Investor; and
     WHEREAS, the Company and the Investor desire to amend the Purchase Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Investor hereby agree as follows:
1. Amendment of Purchase Agreement.
     (a) The following defined terms shall be added to Section 1.1 of the Purchase Agreement:
     “ANS/Meer Agreement” means that certain Securities Purchase Agreement of even date herewith among the Investor, ANS Investments LLC, a Delaware limited liability company (“ANS”), and Jonah M. Meer, an individual (“Meer” and, together with ANS, the “ANS Parties”), pursuant to which the Investor has agreed to purchase 568,985 shares of the Company’s Common Stock (the “ANS Shares”) from the ANS Parties.
     (b) A new Section 2.4 shall be added to the Purchase Agreement to read in its entirety as follows:

     “2.4 Amendment of Warrant upon Purchase of ANS Shares. If the Investor consummates the purchase of the ANS Shares from the ANS Parties as contemplated by the ANS/Meer Agreement, then, and immediately upon the closing of such purchase transaction, the Warrant shall be amended as follows:
          (a) The Warrant Price (as defined in the Warrant) shall be decreased to $1.15 per share; and
          (b) The first paragraph of Section 8(f) of the Warrant shall be amended to read as follows:
     ‘Except as provided in subsection (g) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (f)(1) through (f)(7) hereof, deemed to have issued or sold, any Additional Shares of Common Stock (as defined below) for no consideration or for a consideration per share less than the Warrant Price (as the Warrant Price is adjusted from time to time under this Section 8), then and in each such case (a “Trigger Issuance”), the then-existing Warrant Price shall be reduced as of the close of business on the effective date of the Trigger Issuance, to a price determined in accordance with the following formula:

Adjusted Warrant Price =	(A x B) + D
A + C
          where
          “A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;
          “B” equals the Warrant Price in effect immediately preceding such Trigger Issuance;
          “C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and
          “D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Warrant Price after giving effect to such Trigger Issuance be greater than the Warrant Price in effect prior to such Trigger Issuance.’”
     (c) A new Section 4.9 shall be added to the Purchase Agreement to read in its entirety as follows:
     “4.9 Filing of Form 10-Q; Additional Disclosure to ANS Parties. Without limiting the generality of Section 4.2 hereof, the Company covenants to timely file with the SEC its Form 10-Q for the fiscal quarter ended March 31, 2009. The Company further agrees to provide such information, if any, to YEP as is reasonably necessary in order for YEP to fulfill its disclosure obligation under the ANS/Meer Agreement.”
     (d) A new Section 4.10 shall be added to the Purchase Agreement to read in its entirety as follows:
     “4.10 Board Committee Membership.
     (a) For so long as Nikolay Bogachev is a member of the Board of Directors of the Company, he may elect to be designated as a member of the Audit Committee of the Board of Directors, provided that he meets the established requirements for members of such committee; and
     (b) For so long as J. Thomas Wilson is a member of the Board of Directors of the Company, he may elect to be designated as a member of the Compensation Committee of the Board of Directors, provided that he meets the established requirements for members of such committee.”
     (e) Section 6.1(a) of the Purchase Agreement shall be amended in its entirety to read as follows:
     ”(a) by the Investor or the Company, upon written notice to the other, if the Closing shall not have taken place by 6:30 p.m., Eastern Time, on June 30, 2009, whether such date is before or after the date of the stockholder approvals contemplated by Sections 5.1(f) and (g); provided, that the right to terminate this Agreement pursuant to this Section 6.1(a) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred by such date and time; or”

2. Effect of this Amendment. Except as specifically amended as set forth herein, each term and condition of the Purchase Agreement shall continue in full force and effect.
3. Counterparts; Facsimile Signatures. This Amendment may be executed or consented to in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile or electronically and, upon such delivery, the facsimile or electronically transmitted signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
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     The parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY: MAGELLAN PETROLEUM CORPORATION
By:	/s/ William H. Hastings
	Name:	William H. Hastings
	Title:	President and Chief Executive Officer

INVESTOR: YOUNG ENERGY PRIZE S.A.
By:	/s/ Nikolay Bogachev
	Name:	Nikolay Bogachev
	Title:	Chairman and Chief Executive Officer